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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.            )(1)


                         GOODYEAR TIRE & RUBBER COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   382550101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 28, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). (SC13G-07/98)

CUSIP No.    382550101               13G                    Page 2   of  5 Pages


--------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           NONE
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          16,526,812
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         NONE
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            16,526,812
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     16,526,812

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.6%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     BD, CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.        382550101          13G                    Page 4  of  5  Pages


--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

            GOODYEAR TIRE & RUBBER COMPANY (the "COMPANY")

--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

            1144 EAST MARKET STREET
            AKRON, OHIO 44316
-------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

            MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED ("MLPF&S") WORLD FINANCIAL CENTER, NORTH TOWER
            250 VESEY STREET
            NEW YORK, NEW YORK 10281

--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

            SEE ITEM 4 OF COVER PAGES

--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

            SEE COVER PAGE
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

            SEE COVER PAGE
--------------------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [X] Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d)       [_]  Investment   company  registered  under  Section  8  of  the
               Investment Company Act.

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No.    382550101              13G                    Page 4   of  5  Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:    SEE ITEM 9 OF THE COVER PAGES

               Pursuant to section 340.13d-4, MLPF&S (the "Reporting Person") disclaims beneficial ownership of the securities of the Company referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting person is, for the Purposes of SEction 13 (d) or 13 (g) of the Act, the beneficial owner of any securities of the Company covered by this statement, other than certain securities of the Company held in MLPF&S proprietary accounts.
     (b)  Percent of class:        SEE ITEM 11 OF THE COVER PAGES


     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                                   SEE ITEM 5 OF THE COVER PAGES

          (ii) Shared power to vote or to direct the vote:

                                   SEE ITEM 6 OF THE COVER PAGES
          (iii) Sole power to dispose or to direct the disposition of:

                                   SEE ITEM 7 OF THE COVER PAGES
          (iv) Shared power to dispose or to direct the disposition of

                                   SEE ITEM 8 OF THE COVER PAGES


--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.


                    NOT APPLICABLE

--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

               MLPF&S is a sponsor of various UIT's which invest in equity securities as defined in section 240.13d-1(d). While the UIT's have the right to receive, or the power to direct the receipt of dividends from or the proceeds from the sale of, the securities reported herein, no single UIT's interest relates to more than 5% of the class of securities reported herein.
               -----------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          NOT APPLICABLE
--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.

          NOT APPLICABLE

--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

         NOT APPLICABLE

--------------------------------------------------------------------------------

CUSIP No.    382550101              13G                    Page 5   of  5  Pages




Item 10.  Certifications.


               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        ----------------------------------------
                                                      June 10, 1999



                                        Merrill Lynch, Pierce, Fenner & Smith
                                        Incorporated

                                        /s/ Andrea Lowenthal
                                        ----------------------------------------
                                        (Andrea Lowenthal/Attorney-in-fact*)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

--------------------------
* Executed pursuant to a Power of Attorney, dated November 17, 1995 a copy of which is hereto as Exhibit A.

                            Exhibit A to Schedule 13G

                                Power of Attorney

               The undersigned, Merrill Lynch, Pierce, Fenner & Smith Incorporated, (the "Corporation") a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory
               T. Russo, or any other individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or
               Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

      IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 17th day of November 1995.



                            MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


                            By:      /s/ David H. Komansky
                            Name:   David H. Komansky
                            Title:  President and Chief Operating Officer